Exhibit 99.1

Howard Bancorp, Inc. Announces Results for the First Quarter of 2016

ELLICOTT CITY, Md.--(BUSINESS WIRE)--April 22, 2016--Howard Bancorp, Inc. (Nasdaq: HBMD) (the “Company”), the parent company of Howard Bank (the “Bank”), today reported its financial results for the quarter ended March 31, 2016 with the following highlights:

  Total assets grew to $990 million at March 31, 2016, representing growth of $280 million or 39% over assets of $710 million at March 31, 2015, of which approximately $157 million or 22% is attributable to our acquisition of Patapsco Bancorp, Inc. and its subsidiary The Patapsco Bank, in the third quarter of 2015.
  Total loans held for investment increased by nearly $204 million from a year ago, or 36%, to $774 million, of which approximately $151 million or 26%, is attributable to the Patapsco transaction.
  Deposits at March 31, 2016 increased to $803 million from $581 million on March 31, 2015, representing growth of over $222 million or 38%, of which approximately $138 million, or 24%, is attributable to the Patapsco transaction.
  Primarily as a result of the above-noted balance sheet growth, net interest income increased by $1.8 million, or 28%, from $6.8 million for the first three months of 2015 to $8.6 million in the first quarter of 2016.
  Noninterest income also increased to $2.9 million for the first quarter of 2016 from $2.4 million for the first quarter of 2015, an increase of $500 thousand or 21%, primarily as a result of our mortgage banking operations.
  Total noninterest expenses increased $1.9 million to $9.7 million from $7.8 million, or 23%, compared to the first quarter of 2015, partially offsetting the continuing increases in our traditional banking and mortgage-related revenues. Included in the first quarter of 2015 expenses were $406 thousand in merger-related costs, and included in the first quarter of 2016 were $430 thousand in occupancy costs relating to our decision to close three of our less active branch locations.
  The large increase in first quarter revenue exceeded increases in noninterest expense resulting in an improvement in the efficiency ratio year over year and quarter over quarter. Net income available to common shareholders increased to $903 thousand for the first three months of 2016 from $618 thousand for the first quarter of 2015, representing an increase of $285 thousand or 46%.

Howard Bancorp, Inc. reported net income available to common shareholders of $903 thousand, or $0.13 per share, for the quarter ended March 31, 2016, compared to $618 thousand, or $0.15 per share, for the quarter ended March 31, 2015. As noted above, the increase in net income was driven by sizable increases in both of our core sources of revenue, net interest income and noninterest income, resulting in an increase in return on assets. Earnings per share and return on equity, however, were negatively impacted by the issuance of $25 million of new common equity in the second quarter of 2015.

Chairman and CEO Mary Ann Scully stated, "The Company continues to make progress on each of our strategic goals - continued growth in commercially-driven loans (with commercial and industrial growth up 3% during the quarter or 12% on an annualized basis) funded by inexpensive core transaction deposits (with DDA, NOW and money market balances showing solid growth), balanced growth in less capital-dependent sources of noninterest income (with mortgage gain on sale income up over 20% from the first quarter of last year and essentially flat with the fourth quarter of 2015), and the achievement of scale and efficiencies associated with growth acquired through whole company transactions, team lift outs and selective asset purchases. We are continuing to evaluate different process initiatives that ensure that we are as effective as possible in acquiring, growing and retaining both loan and deposit customers and in conjunction with one of those initiatives decided to close three branches.”

As highlighted above, the Company’s total assets increased by $280 million, or 39%, when comparing March 31, 2016 assets of $990 million to $710 million at the same point in 2015. Total loans outstanding of $774 million at the end of March 2016 showed an increase of nearly 36% compared to total loans of $570 million at March 31, 2015. Total deposits grew by $222 million, or 38%, quarter over quarter. Thus, funding for the increases in the portfolio loan growth came solely from our deposit growth.

Net interest income for the quarter ended March 31, 2016 was $8.6 million versus $6.8 million for the first three months of 2015, an increase of approximately $1.8 million, or 28%. The growth in loans generated an increase in total interest income for the first quarter of 2016 of $2.2 million, or 29%, over the same period in 2015. Total interest expense increased only $310 thousand for the first quarter of 2016 versus the same period in 2015 despite overall growth in deposits and an increase in borrowing levels. The ability to contain interest expense was principally driven by the continuing ability to attract and maintain lower-cost funding sources.

The provision for credit losses for the first quarter of 2016 was $385 thousand compared to $250 thousand for the same period in 2015. The ratio of the allowance for credit losses as a percentage of total loans outstanding remained stable - 0.67% at March 31, 2015 and 0.68% at March 31, 2016. With the continuing growth in our loan portfolio, both from acquisition and organic origination activities, maintaining sound asset quality has been a consistent area of focus. One of the Bank’s primary measures of asset quality is the ratio of non-performing assets as a percentage of total assets. This asset quality measure improved for the 2016 period with a ratio of 1.04% at March 31, 2016 compared to 1.24% at the end of the first quarter of 2015, even with the $204 million or 36% growth in our loan portfolio during the same period.

Even with the sizable growth in assets, and with the additional capital raised in 2015, all of our regulatory capital ratios continue to substantially exceed “well-capitalized” levels. For the quarter ending March 31, 2016, the ratio of our average equity to total average assets was 9.83%.

Compared to December 31, 2015, total assets increased $44 million, or 5%, loans held for investment increased $14 million, or 2%, and total deposits increased by $56 million, or 7%, at March 31, 2016. First quarter net interest income declined by $400 thousand or 4% compared to the fourth quarter of 2015 as the fourth quarter included over $800 thousand in interest income resulting from the recognition of fair value acquisition adjustments due to early loan payoffs, while the first quarter of 2016 benefitted from less than $200 thousand in loan fair value adjustments. This approximately $600 thousand swing in acquisition adjustments drove the quarter over quarter decline and impacted the net interest margin by nearly 29 basis points. Total noninterest income was relatively stable, with both quarters reflecting income of $2.9 million. Noninterest expenses of $9.7 million during the first quarter of 2016, included $430 thousand in upfront branch closure-related expenses. Excluding this $430 thousand, the first quarter of 2016 expenses were relatively flat when comparing noninterest expenses, excluding merger-related expenses, to the fourth quarter of 2015.

Mary Ann Scully concluded, "We continue to focus on positioning ourselves as the go to bank in the Greater Baltimore area, proactively serving the small and medium-sized enterprise commercial market in a differentiated fashion and extending our mortgage market share especially in the targeted purchase money arena. The resulting revenue growth combined with numerous process enhancements will continue to drive shareholder value.”

Forward-Looking Statement

The statements in this press release regarding our goals and that “The resulting revenue growth combined with numerous process enhancements will continue to drive shareholder value” constitute a forward-looking statements, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements are based on current beliefs and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, future declines in real estate values, deterioration in general economic conditions, either nationally or in our market area, or a return to recessionary conditions, changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, and changes in laws or government regulations or policies affecting financial institutions, as well as other risks and uncertainties, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission and in other filings the Company may make. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Three months ended
(in thousands, except per share data.)	March 31	Dec 31	March 31
Operation Statement Data:	2016	2015	2015
Interest income	$9,612	$9,950	$7,426
Interest expense	969	920	659
Net interest income	8,643	9,030	6,767
Provision for credit losses	385	821	250
Other noninterest income	2,852	2,883	2,350
Merger and restructuring	-	1,041	406
Other noninterest expense	9,676	9,337	7,429
Pre-tax income	1,434	713	1,031
Federal and state income tax expense	474	226	382
Net income	960	487	649
Preferred stock dividends	57	32	31
Net income available to common shareholders	$903	$455	$618

Per share data and shares outstanding:
Net income per common share, basic	$0.13	$0.07	$0.15
Book value per common share at period end	$11.68	$11.54	$11.53
Tangible book value per common share at period end	$11.21	$10.96	$11.21
Average common shares outstanding	6,955,462	6,935,493	4,112,379
Shares outstanding at period end	6,964,918	6,962,139	4,147,633

Financial Condition data:
Total assets	$990,438	$946,759	$710,480
Loans receivable (gross)	774,229	760,002	$570,437
Allowance for credit losses	(5,256)	(4,869)	$(3,839)
Other interest-earning assets	161,302	135,137	$100,298
Total deposits	803,176	747,408	$580,655
Borrowings	86,335	98,828	$60,532
Total stockholders’ equity	93,946	92,899	$60,383
Common equity	81,384	80,337	$47,821

Average assets	$938,289	$919,798	$690,826
Average stockholders' equity	92,207	91,841	58,678
Average common stockholders' equity	79,645	79,279	46,116

Selected performance ratios:
Return on average assets	0.41%	0.21%	0.38%
Return on average common equity	4.83%	2.44%	5.71%
Net interest margin(1)	3.93%	4.13%	4.19%
Efficiency ratio(2)	84.18%	87.12%	85.95%

Asset quality ratios:
Nonperforming loans to gross loans	1.02%	1.36%	1.11%
Allowance for credit losses to loans	0.68%	0.64%	0.67%
Allowance for credit losses to nonperforming loans	66.31%	46.96%	60.73%
Nonperforming assets to loans and other real estate	1.33%	1.69%	1.53%
Nonperforming assets to total assets	1.04%	1.35%	1.24%

Capital ratios:
Leverage ratio	9.83%	9.90%	8.66%
Tier I risk-based capital ratio	11.47%	11.47%	9.86%
Total risk-based capital ratio	12.13%	12.09%	10.49%
Average equity to average assets	9.83%	9.98%	8.49%

(1) Net interest margin is net interest income divided by average earning assets.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition	PERIOD ENDED
(Dollars in thousands, except share amounts)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$50,725	$31,071	$16,517	$27,360	$25,090
Interest-bearing deposits	4,246	7,269	1,830	1,646	3,456
Total cash and cash equivalents	54,971	38,340	18,347	29,006	28,546

Investment Securities:
Available-for-sale	70,150	49,573	39,178	34,581	30,611
Federal Home Loan Bank stock, at cost	3,849	4,163	3,185	3,385	2,535
Total investment securities	73,999	53,736	42,363	37,966	33,146

Loans held-for-sale	40,027	49,677	64,427	65,759	49,159

Loans:	774,229	760,002	755,500	582,702	570,437
Allowance for credit losses	(5,256)	(4,869)	(4,317)	(4,199)	(3,839)
Net loans	768,973	755,133	751,183	578,503	566,598

Accrued interest receivable	2,360	2,144	2,221	1,636	1,754

Bank premises and equipment, net	20,758	20,765	20,427	16,108	12,098

Other assets:
Goodwill	603	603	1,132	-	-
Bank owned life insurance	20,899	18,548	16,618	11,834	11,745
Other intangibles	2,726	2,903	3,117	1,224	1,308
Other assets	5,122	4,910	4,657	4,845	6,126
Total other assets	29,350	26,964	25,525	17,903	19,179
Total assets	$990,438	$946,759	$924,493	$746,881	$710,480

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$177,621	$173,689	$171,349	$148,928	$137,287
Interest bearing deposits	625,555	573,719	571,418	426,788	443,368
Total deposits	803,176	747,408	742,766	575,716	580,655
Borrowed funds	86,334	98,828	80,558	79,525	60,532
Other liabilities	6,982	7,624	9,088	7,013	8,910
Total liabilities	896,492	853,860	832,413	662,254	650,097
Commitments and contingencies Stockholders' equity:
Preferred stock -- $.01 par value	12,562	12,562	12,562	12,562	12,562
Common stock – $.01 par value	70	70	69	64	41
Additional paid-in capital	70,698	70,587	70,173	61,919	38,454
Retained earnings	10,615	9,712	9,257	10,073	9,313
Accumulated other comprehensive income/(loss), net	1	(32)	19	9	13
Total stockholders' equity	93,946	92,898	92,080	84,627	60,383
Total liabilities and stockholders' equity	$990,438	$946,759	$924,493	$746,881	$710,480

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$78,055	$76,830	$75,268	$70,841	$46,513
Tier 1 Leverage (to average assets)	9.83%	9.90%	11.17%	11.90%	8.66%
Common Equity Tier 1 Capital (to risk weighted assets)	11.47%	11.47%	11.57%	13.16%	9.86%
Tier 1 Capital (to risk weighted assets)	11.47%	11.47%	11.57%	13.16%	9.86%
Total Capital Ratio (to risk weighted assets)	12.13%	12.09%	12.14%	13.82%	10.49%

ASSET QUALITY INDICATORS
(Dollars in thousands)

Non-performing assets:
Total non-performing loans	$7,927	$10,370	$8,113	$7,005	$6,321
Real estate owned	2,369	2,369	1,764	2,480	2,472
Total non-performing assets	$10,296	$12,739	$9,877	$9,485	$8,793

Non-performing loans to total loans	1.02%	1.36%	1.07%	1.20%	1.11%
Non-performing assets to total assets	1.04%	1.35%	1.07%	1.27%	1.24%
ALLL to total loans	0.68%	0.64%	0.57%	0.72%	0.67%
ALLL to non-performing loans	66.31%	46.96%	53.21%	59.94%	60.73%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015

Total interest income	$ 9,612	$ 9,950	$ 8,489	$ 7,484	$ 7,426
Total interest expense	969	920	807	686	659
Net interest income	8,643	9,030	7,682	6,799	6,767
Provision for loan losses	(385)	(821)	(230)	(535)	(250)
Net interest income after provision for loan losses	8,258	8,209	7,452	6,264	6,517

NON-INTEREST INCOME:
Service charges and other income	554	433	516	513	522
Mortgage banking income	2,298	2,450	2,740	2,924	1,828

Total non-interest income	2,852	2,883	3,256	3,438	2,350

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,584	4,817	4,652	3,939	3,850
Occupancy expense	1,614	1,001	928	900	971
Marketing expense	723	769	786	679	628
FDIC insurance	208	138	106	120	90
Professional fees	358	543	386	348	345
Other real estate owned related expense	14	(13)	776	36	12
Merger and restructuring	-	1,041	2,166	731	406
Other	2,175	2,083	1,800	1,687	1,533
Total non-interest expense	9,676	10,379	11,600	8,439	7,835

Income/(loss) before income taxes	1,434	713	(892)	1,262	1,031

Income tax expense/(benefit)	474	226	(107)	471	382

NET INCOME /(LOSS)	960	487	(785)	791	649

PREFERRED DIVIDENDS	(57)	(32)	(31)	(31)	(31)

NET INCOME/(LOSS) AVAILABLE
TO COMMON SHAREHOLDERS	$ 903	$ 455	$ (816)	$ 760	$ 618

EARNINGS/(LOSS) PER SHARE – Basic	$ 0.13	$ 0.07	$ (0.13)	$ 0.16	$ 0.15
EARNINGS/(LOSS) PER SHARE – Diluted	$ 0.13	$ 0.06	$ (0.12)	$ 0.15	$ 0.15

Average common shares outstanding – Basic	6,955,462	6,935,493	6,493,987	4,841,538	4,112,379
Average common shares outstanding – Diluted	7,047,987	7,051,660	6,648,107	4,960,457	4,228,393

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.41%	0.21%	-0.39%	0.45%	0.38%
Return on average common equity	4.83%	2.44%	-3.64%	4.72%	5.71%
Net interest margin	3.93%	4.13%	3.94%	4.06%	4.19%
Efficiency ratio	84.18%	87.12%	106.04%	82.44%	85.95%
Tangible common equity	8.22%	8.48%	8.60%	9.65%	6.73%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020